Exhibit 4.18

Date 2 May 2002

TSAKOS ENERGY NAVIGATION LIMITED

as Borrower

- and -

COMMERCIAL BANK OF GREECE S.A.

as Lender

LOAN AGREEMENT

relating to a loan

facility of up to US$30,500,000 to

part-finance the acquisition of

m.t. “OPAL QUEEN” a 2001-built

single screw crude oil carrier of

107,181 metric tons deadweight

WATSON, FARLEY & WILLIAMS

London

INDEX

CLAUSE		PAGE

1	INTERPRETATION	1

2	FACILITY	12

3	DRAWDOWN	12

4	CURRENCY OPTION	13

5	INTEREST	15

6	INTEREST PERIODS	16

7	DEFAULT INTEREST	16

8	REPAYMENT AND PREPAYMENT	17

9	CONDITIONS PRECEDENT	18

10	REPRESENTATIONS AND WARRANTIES	19

11	GENERAL UNDERTAKINGS	21

12	CORPORATE UNDERTAKINGS	24

13	INSURANCE	24

14	SHIP COVENANTS	29

15	SECURITY COVER	32

16	PAYMENTS AND CALCULATIONS	33

17	APPLICATION OF RECEIPTS	34

18	EARNINGS	35

19	EVENTS OF DEFAULT	36

20	FEES AND EXPENSES	40

21	INDEMNITIES	40

22	NO SET-OFF OR TAX DEDUCTION	42

23	ILLEGALITY, ETC	43

24	INCREASED COSTS	43

25	SET-OFF	44

26	TRANSFERS AND CHANGES IN LENDING OFFICES	44

27	VARIATIONS AND WAIVERS	45

28	NOTICES	46

29	SUPPLEMENTAL	47

30	LAW AND JURISDICTION	47

SCHEDULE 1 DRAWDOWN NOTICE		49

SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS		50

EXECUTION PAGE		53

LOAN AGREEMENT made on 2 May 2002

BETWEEN

(1)	TSAKOS ENERGY NAVIGATION LIMITED, a limited liability company incorporated as an exempt company in Bermuda whose registered office is at Mintflower Place, 2nd Floor, 8 Par-la-Ville Road, Hamilton HM08, Bermuda (the “Borrower”); and

(2)	COMMERCIAL BANK OF GREECE S.A., a company duly incorporated under the laws of Greece having its registered office at 11 Sofokleous Street, Athens, Greece acting for the purposes of this Agreement through its office at 114 Kolokotroni & 15 Defteras Merarchias Street, Piraeus 185 35, Greece (the “Lender”)

WHEREAS the Lender has agreed to make available to the Borrower a loan facility of up to US$30,500,000 (or the equivalent amount in an Optional Currency) for the purpose of financing part of the purchase price of m.t. “OPAL QUEEN”, a 107,181 metric tons deadweight crude oil carrier.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Accounts Pledge” means a pledge of the Earnings Account and the Retention Account in such form as the Lender may require;

“Approved Manager” means Tsakos Energy Management Limited, a company incorporated in Liberia whose principal place of business is at Macedonia House, 367 Syngrou Avenue, GR—175 64 P. Faliro, Athens, Greece;

“Approved Technical Sub-Manager” means Tsakos Shipping & Trading S.A., a company incorporated in Liberia whose principal place of business is at Macedonia House, 367 Syngrou Avenue, GR-175 64 P. Faliro, Athens, Greece;

“Argosy” means Argosy Insurance Company Limited, a company incorporated in Bermuda

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	30 June 2002 (or such later date as the Lender may agree with the Borrower); or

(b)	if earlier, the Drawdown Date or the date on which the Lender’s obligation to make the Loan is cancelled or terminated;

“Borrower’s Group” means the Borrower and each of its subsidiaries;

“Business Day” means a day on which banks are generally open for business in London and Piraeus and, if on that day a payment or other dealing is due to take place under this Agreement:

(a)	in Dollars, a day on which commercial banks are open in New York City;

(b)	in an Optional Currency (other than Euros), a day on which commercial banks are open in New York City and the principal financial centre of the country of that Optional Currency; and

(c)	in Euros, a Target Day;

“Charter Assignment” means a deed of assignment in respect of (inter alia) the Time Charter and the Owner’s rights under the Seller’s Sub-Charter Assignment in such form as the Lender may require;

“Contractual Currency” has the meaning given in Clause 21.5;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to the Owner in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account” means an account in the name of the Borrower with the Lender in Piraeus designated “Tsakos Energy Navigation Limited—Earnings Account”, or any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Earnings Account for the purposes of this Agreement;

“EMU Legislation” means legislative measures of the Council of the European Union for the introduction of, changeover to, or operation of, a single or unified European currency being part of the implementation of the Third Stage;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship or the Owner and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Owner and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“EURIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Euros for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Telerate Page 248 at or about 11.00 a.m. (Brussels time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, “Telerate Page 248” means the display designated as “Page 248” on the Telerate Service or such other page as may replace Page 248 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purposes of displaying British Bankers’ Association Interest Settlement Rates for Euros); or

(b)	if no rate is quoted on Telerate Page 248, the rate per annum at which deposits in Euros are offered to the Lender by leading banks in the European Interbank Market at the Lender’s request at or about 11.00 a.m. (Brussels time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Euro” and “Euros” means, for the time being, the single currency of Participating Member States as provided in the EMU Legislation;

“European Interbank Market” means the interbank market for Euros operating in Participating Member States;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Guarantee;

(c)	the General Assignment;

(d)	the Mortgage;

(e)	the Charter Assignment;

(f)	the Reinsurances Assignment;

(g)	the Accounts Pledge; and

(h)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any interest or currency swap or any other kind of derivative transaction entered into by the debtor; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Guarantee” means a guarantee of the obligations of the Borrower under this Agreement and the Finance Documents to which it is a party made or to be made between the Owner and the Lender in such form as the Lender may require;

“General Assignment” means a general assignment of the Earnings, the Insurances and any Requisition Compensation in such form as the Lender may require;

“IGAAP” means generally accepted international accounting principles as from time to time set forth by the statements of International Account Standards issued by the International Accounting Standards Committee;

“Insurances” means:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means the period determined in accordance with Clause 6;

“ISM Code” means in relation to its application to the Owner, the Ship and its operation:

(a)	“The International Management Code for the Safe Operation of Ships and for Pollution Prevention”, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the “Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations” produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995;

as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to the Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Ship’s or the Owner’s compliance with the ISM Code which the Lender may require;

“ISM SMS” means the safety management system for the Ship which is required to be developed, implemented and maintained under the ISM Code;

“Japanese Yen” means the lawful currency for the time being of Japan;

“Lender” means Commercial Bank of Greece S.A., a company duly incorporated under the laws of Greece having its registered office at 11 Sofokleous Street, Athens, Greece acting through its office at 114 Kolokotroni & 15 Defteras Merarchias Street, Piraeus 185 35, Greece (or through another branch notified to the Borrower under Clause 26.6) or its direct or indirect successors or assigns;

“LIBOR” means:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars or, as the case may be, the relevant Optional Currency (other than Euros) for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the Relevant Telerate Page at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, “the Relevant Telerate Page” means, in the case of Dollars, the display designated as “Page 3750” on the Telerate Service and, in the case of an Optional Currency (other than Euros), the display designated as “Page 3750” or “Page 3740” on the Telerate Service (being whichever of such pages is the page on which rates for the relevant Optional Currency are displayed) or, in either such case, such other page as may replace Page 3750 or Page 3740 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars or, as the case may be, the relevant Optional Currency); or

(b)	if no rate is quoted on the Relevant Telerate Page, the rate per annum determined by the Lender to be the rate at which deposits in Dollars or, as the case may be, the relevant Optional Currency are offered to the Lender by leading banks in the London Interbank Market at the Lender’s request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $700,000 or the equivalent in any other currency;

“Margin” means 1.20 per cent. per annum;

“MOA” means a memorandum of agreement dated 28 March 2001 made between the Seller and the Owner whereby the Seller agreed to sell, and the Owner agreed to purchase, the Ship for an amount of US$38,000,000;

“Mortgage” means a first preferred Panamanian ship mortgage on the Ship in such form as the Lender may require;

“Net Income” means in relation to each financial year of the Borrower the aggregate income of the Borrower’s Group appearing in the annual consolidated accounts of the Borrower’s Group for such financial year less the aggregate of:

(a)	the amounts incurred by the Borrower’s Group during such financial year as expenses of their business (including, without limitation, vessel and voyage expenses commissions, vessel running expenses (including, but not limited to voyage, operating, repair, insurance, victualling and other related expenses), management fees, board of directors fees and general and administration expenses);

(b)	depreciation, amortisation and interest expense;

(c)	taxes; and

(d)	other items charged to the Borrower’s consolidated profit and loss account for the relevant financial year;

“Optional Currency” means any one of Euro, Japanese Yen or Swiss Francs Provided that such currency is for the time being freely transferable, freely convertible into Dollars and dealt in on the London Interbank Market or, as the case may be, the European Interbank Market;

“Original Dollar Amount” means:

(a) if the Loan is denominated in Dollars, the amount of the Loan in Dollars; and

(b) if the Loan is denominated in an Optional Currency, the amount in Dollars which would have been outstanding if the Loan had first been drawn in and had remained denominated in Dollars,

reduced as may be appropriate from time to time by repayments and/or prepayments;

“Owner” means Azimuth Shipping Company Ltd., a company incorporated in Liberia having its registered office at 80 Broad Street, Monrovia, Liberia;

“Participating Member State” means each state so described in any EMU Legislation;

“Payment Currency” has the meaning given in Clause 21.5;

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document):

(a)	in the case of deposits in Dollars or an Optional Currency (other than Euros), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the relevant currency to which such rate is to be determined for delivery on the first day of that Interest Period or other period; and

(b)	in the case of deposits in Euros, the Target Day on which quotations would ordinarily be given by leading banks in the European Interbank Market for deposits in Euros for delivery on the first day of that Interest Period or other period;

“Reference Rate” means:

(a)	at any time when the Loan is denominated in Dollars or an Optional Currency (other than Euros), LIBOR; and

(b)	at any time when the Loan is denominated in Euros, EURIBOR;

“Reinsurances Assignment” means, in respect of the Ship, an assignment of the policies and contracts of reinsurances entered into by Argosy with certain underwriters and insurance companies relating to cover for the Ship, to be executed by Argosy in favour of the Lender in such form as the Lender may agree;

“Relevant Person” has the meaning given in Clause 19.7;

“Repayment Date” means each date on which a repayment of the Loan is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the name of the Borrower with the Lender in Piraeus designated “Tsakos Energy Navigation Limited—Retention Account”, or any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Retention Account for the purposes of this Agreement;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Owner and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling the final within paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 19, 20 or 21 below or any other provision of this Agreement or another Finance Document; and

(d)	the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a

Finance	Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Seller” means Los Halillos Shipping S.A., a corporation organised and existing under the laws of Panama and having its principal office at 53rd Street, Urbanizacion Obarrio, Torre Swiss Bank, 16th Floor, Panama City, Panama;

“Seller’s Sub-Charter Assignment” means an assignment of the Seller’s rights under the Sub-Time Charter made or to be made between the Seller and the Owner as security for the Seller’s obligations under the Time Charter;

“Ship” means the 107,181 deadweight tons crude oil carrier currently registered in the ownership of the Seller under Panamanian flag with the name “OPAL QUEEN” which is to be acquired by the Owner pursuant to the terms of the MOA and registered in the ownership of the Owner under Panamanian flag with the same name;

“Spot Rate of Exchange” means, in relation to an Optional Currency and in respect of any Interest Period, the Lender’s spot rate of exchange for the purchase in the London Interbank Market or, as the case may be, the European Interbank Market, of that Optional Currency with Dollars at or about 11.00 a.m. (London Time) on the Quotation Date for the relevant Interest Period;

“Sub-Time Charter” means a sub-time charterparty agreement in respect of the Ship made or to be made between the Seller as head charterer and Mitsubishi Corporation as sub-charterer;

“Swiss Francs” means the lawful currency for the time being of the Swiss Federation;

“Target Day” means a day on which the Trans-european Automated Real time Gross settlement Express Transfer system is open, which is, at the date of this Agreement, any day (other than a Saturday or Sunday) other than Christmas Day and New Year’s Day;

“Third Stage” means the third stage of European economic and monetary union pursuant to the Treaty on European Union;

“Time Charter” means a time charterparty agreement in respect of the Ship dated 28 March 2001 (as amended by addenda numbers 1 and 2 dated respectively 29 March 2001 and 13 April 2001) made between the Owner and the Seller as charterer;

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)	any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal;

(d)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless she is within 30 days redelivered to the Owner’s full control;

“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred;

“Treaty on European Union” means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty of 7 February 1992.

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 13, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of her insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation, directive or decision of the Council of the European Union or the European Commission;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Owner is obliged to effect, under Clause 13 below or any other provision of this Agreement or another Finance Document;

“official consent” and “official requirement” include respectively:

(a)	any consent, authorisation or clearance; and

(b)	any requirement, directive, request, guideline or notice (whether general or specific and whether or not having the force of law);

of or issued by any fiscal, monetary or banking authority or any other governmental, official or public authority of any kind, including the Council of the European Union or the European Commission;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy” in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 1 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation.

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.

(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)	References in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Lender approves or reasonably requires.

(d)	The clause headings shall not affect the interpretation of this Agreement.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lender shall make a loan facility of up to the lesser of (a) $30,500,000 (or the equivalent in an Optional Currency at the applicable Spot Rate of Exchange calculated in accordance with Clause 4) and (b) 80% of the market value of the Ship (determined in accordance with Clause 15.4) available to the Borrower.

2.2	Purpose of Loan. The Borrower undertakes with the Lender to use the Loan only for the purpose stated in the preamble to this Agreement.

3	DRAWDOWN

3.1	Request for advance of Loan. Subject to the following conditions, the Borrower may request the Loan to be advanced by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 2 Business Days prior to the intended Drawdown Date.

3.2	Availability. The Drawdown Date has to be a Business Day during the Availability Period.

3.3	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a duly authorised person on behalf of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of Loan. Subject to the provisions of this Agreement, the Lender shall on the Drawdown Date advance the Loan (after deducting the arrangement fee and all accrued commitment commission referred to in Clause 20.1) to the Borrower; and payment to the Borrower shall be made to an account of the Seller nominated by the Owner in accordance with the MOA but subject to such conditions or restrictions as the Lender may reasonably impose.

The payment by the Lender under this Clause 3.4 shall constitute the making of the Loan and the Borrower shall thereupon become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan.

4	CURRENCY OPTION

4.1	Notice of Optional Currency. Subject to the following provisions of this Clause and the other provisions of this Agreement, the Borrower may elect that the whole of the Loan be denominated in an Optional Currency during an Interest Period by ensuring that the Lender receives, not later than 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period, a notice specifying the Optional Currency in which the Borrower wishes the Loan to be denominated during the Interest Period.

4.2	Failure to give notice. If the Borrower fails to give a notice in accordance with, and by the time mentioned in Clause 4.1 for any Interest Period, the Loan shall continue in that Interest Period to be denominated in the same currency as it had been in the immediately preceding Interest Period.

4.3	Objection by Lender to requested Optional Currency. If, after the Borrower has requested that the Loan be denominated in an Optional Currency during an Interest Period, the Lender notifies the Borrower by 11.00 a.m. (London time) on the first Business Day before the commencement of the Interest Period that it does not agree to the Loan being denominated in the Optional Currency requested, the Loan shall be denominated in Dollars for the Interest Period.

4.4	Initial advance in an Optional Currency. If the Loan is to be made available in an Optional Currency for the first Interest Period applicable to it, the Lender will make available to the Borrower an amount determined by converting into that Optional Currency the Original Dollar Amount of the Loan at the Spot Rate of Exchange applicable to the Interest Period.

4.5	Continuation of the Loan in the same Currency. If the Loan is to be continued during an Interest Period in the same Optional Currency in which it was denominated during the preceding Interest Period on the first day of the Interest Period (and after taking into account any repayment or prepayment of all or any part of the Loan to be made under Clause 8.1 at the time) either:

(a)	the Borrower shall repay to the Lender the excess of the amount in the Optional Currency of the Loan during the preceding Interest Period over the amount in that Optional Currency of the Loan during the Interest Period; or

(b)	so long as no Event of Default has occurred and subject to the other provisions of this Agreement, the Lender shall make available to the Borrower the shortfall by which the amount in that Optional Currency of the Loan during the preceding Interest Period is less than the amount in that Optional Currency of the Loan during the Interest Period.

The amount in any Optional Currency of the Loan during the Interest Period shall be determined by converting into that Optional Currency the Original Dollar Amount of the Loan on the basis of the Spot Rate of Exchange applicable to that Interest Period.

4.6	Payment of difference. If and so often as at any time (whether during, or at the end of, an Interest Period) during which the Loan is denominated in an Optional Currency the Lender shall determine that, at the current spot rate of exchange for the purchase of Dollars with the Optional Currency, the amount of the Loan is greater than 110 per cent. of the Original Dollar Amount of the Loan (for the purposes of this Clause 4.6, the “excess”) the Borrower shall, within 3 Business Days’ of notice from the Lender:

(a)	deposit in an account (which shall, at the cost of the Borrower, be pledged in favour of the Lender) with the Lender an amount in the Optional Currency equal to the excess if the amount of the Loan (at the then current spot rate of exchange for the purchase of Dollars with the relevant Optional Currency) does not exceed 120 per cent. of the Original Dollar Amount of the Loan. Amounts paid pursuant to this Clause 4.6(a) shall be retained on the deposit account until such time as the amount of the Loan (at the then current spot rate of exchange for the purchase of Dollars with the relevant Optional Currency) shall be less than 110 per cent. of the Original Dollar Amount of the Loan for a period of 10 consecutive Business Days whereupon the amount on the deposit account shall, following a request from the Borrower, be released to the Borrower; and

(b)	pay to the Retention Account an amount in the Optional Currency equal to the excess if the amount of the Loan (at the then current spot rate of exchange for the purchase of Dollars with the relevant Optional Currency) exceeds 120 per cent. of the Original Dollar Amount of the Loan. Amounts paid pursuant to this Clause 4.6(b) shall be retained by the Lender and applied on the last day of the then current Interest Period in prepayment of the Loan.

4.7	Continuation of the Loan in a different Currency. If the Loan is to be continued during an Interest Period in a different currency from that in which it was denominated during the preceding Interest Period:

(a)	the Loan shall be repaid at the end of the preceding Interest Period in the currency in which it is then denominated;

(b)	conditional upon the repayment and subject to the other provisions of this Agreement, the Loan shall be re-advanced forthwith on terms that:

(i)	if the Loan is to be denominated in Dollars during the Interest Period, the Lender shall make available to the Borrower in accordance with Clause 2.2 the Original Dollar Amount of the Loan; and

(ii)	if the Loan is to be denominated in an Optional Currency during the Interest Period, the Lender shall make available to the Borrower an amount in the Optional Currency determined by converting into that Optional Currency the Original Dollar Amount of the Loan on the basis of the Spot Rate of Exchange applicable to the Interest Period;

(c)	the Lender may, with value on the first day of the Interest Period, apply a sum equal to the amount (determined as aforesaid) to be advanced (or, as the case may be, so much of that amount as may be necessary) in purchasing an amount in the currency in which the Loan is then outstanding sufficient to make the repayment (or so much of the repayment as can be purchased with the amount to be advanced on that date) and shall on receipt thereof apply the amount so purchased in or towards the repayment;

(d)	if:

(i)	after the purchase and application referred to in Clause 4.8(c) any moneys remain owing to the Lender or any moneys remain to be advanced to the Borrower by the Lender on that date in respect of the Loan; or

(ii)	for any reason the application is not or cannot be effected on that date,

the Lender shall promptly notify the Borrower of the fact and of the amount so owing or to be advanced and the Borrower shall forthwith pay the amount to the Lender or (as the case may be), and so long as no Event of Default has occurred and is continuing, the Lender shall forthwith advance the amount to the Borrower; and

(e)	the Borrower shall indemnify the Lender on demand against all costs, expenses, liabilities and losses sustained as incurred as a result of or in connection with the operation of this Clause 4.7.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of the Interest Period shall be paid by the Borrower on the last day of the Interest Period.

5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of the Interest Period shall be the aggregate of the Margin and the Reference Rate for the Interest Period.

5.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of market disruption. The Lender shall promptly notify the Borrower if:

(a)	at any time when the Loan is denominated in Dollars or an Optional Currency (other than Euros), no rate is quoted on Telerate Page 3750, or as the case may be, Telerate Page 3740; or

(b)	at any time when the Loan is denominated in Euros, no rate is quoted on Telerate Page 248; or

(c)	if for any reason the Lender is unable to obtain Dollars, or as the case may be, the relevant Optional Currency in the London Interbank Market in order to fund the Loan (or any part of it) during the Interest Period, stating the circumstances which have caused such notice to be given.

5.5	Suspension of drawdown. If the Lender’s notice under Clause 5.4 is served on the Borrower before the Loan is made, the Lender’s obligation to make the Loan shall be suspended while the circumstances referred to in the Lender’s notice continue.

5.6	Negotiation of alternative rate of interest. If the Lender’s notice under Clause 5.4 is served after the Loan has been advanced, the Borrower and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 5.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan during the Interest Period concerned.

5.7	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.8	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding to the Lender in Dollars or in any available currency of the Loan plus the Margin; and the procedure provided for by this Clause 5.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

5.9	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Lender under Clause 5.8, the Borrower may give the Lender not less than 15 Business Days’ notice of its intention to prepay at the end of the interest period set by the Lender.

5.10	Prepayment. A notice under Clause 5.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

5.11	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3 or 6 months as notified by the Borrower to the Lender not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrower fails to notify the Lender by the time specified in paragraph (a); or

(c)	such other period requested by the Borrower as the Lender may agree with the Borrower.

6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lender have agreed an Interest Period longer than 6 months, the Lender notifies the Borrower by 11.00 a.m. (London time) on the first Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars or, as the case may be, the relevant Optional Currency for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	the Reference Rate; or

(ii)	if the Lender determines that deposits in Dollars or, as the case may be, the relevant Optional Currency for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

7.4	Notification of interest periods and default rates. The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 7.2; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	REPAYMENT AND PREPAYMENT

8.1	Repayment. The Borrower shall repay the Loan by:

(a)	24 equal consecutive semi-annual instalments of $875,000 (or the equivalent in an Optional Currency at the applicable Spot Rate of Exchange) each; and

(b)	a balloon instalment (the “Balloon Instalment”) of $9,500,000 (or the equivalent in an Optional Currency at the applicable Spot Rate of Exchange).

Provided that if the amount of the Loan drawndown is less than $30,500,000, then the Balloon Instalment and each repayment instalment shall be reduced pro rata by an amount in aggregate equal to such undrawn amount.

8.2	Repayment Dates. The first repayment instalment shall be repaid on the date falling 6 months after the Drawdown Date, each subsequent repayment instalment shall be repaid at six-monthly intervals thereafter and the last instalment together with the Balloon Instalment shall be repaid on the earlier of (i) the date falling on the twelfth anniversary of the Drawdown Date and (ii) 30 June 2014.

8.3	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole (or any part) of the Loan.

8.4	Conditions for voluntary prepayment. Those conditions are that:

(a)	a partial prepayment shall be $500,000 (or the equivalent in an Optional Currency at the applicable Spot Rate of Exchange) or a higher integral multiple thereof;

(b)	the Lender has received from the Borrower at least 5 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrower has provided evidence satisfactory to the Lender that any official consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any official requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with; and

(d)	if a prepayment made on or before the date falling on the second anniversary of the Drawdown Date is financed (either in whole or in part) by a facility made available by a bank or financial institution other than the Lender, the Borrower will pay to the Lender a prepayment fee equal to 0.5 per cent. of the amount prepaid.

8.5	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.6	Mandatory prepayment. The Borrower shall be obliged to prepay the whole of the Loan if the Ship is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 150 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

8.7	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other reasonable amount payable under Clause 21 below or otherwise) in respect of the amount prepaid together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.8	Application of partial prepayment. Each partial prepayment shall be applied firstly against the Balloon Instalment and thereafter against the repayment instalments specified in Clause 8.1 in inverse order of maturity.

8.9	Currency of payment. Each repayment or prepayment of the Loan or any part thereof shall be made in the currency in which the Loan or the relevant part thereof was outstanding on the relevant Repayment Date or, as the case may be, date of prepayment and on the basis of the Spot Rate of Exchange applicable to the Interest Period expiring on such Repayment Date or date of prepayment or, if not the last day of an Interest Period, applicable to the then current Interest Period.

8.10	No reborrowing. No amount prepaid may be reborrowed.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. The Lender’s obligation to make the Loan is subject to the following conditions precedent:

(a)	that, on or before the service of the Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it;

(b)	that, on the Drawdown Date but prior to the advance of the Loan, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it;

(c)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)	the representations and warranties in Clause 10.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.4 has occurred and is continuing; and

(iv)	there has been no material adverse change in the financial position, state of affairs or prospects of the Borrower or the Owner in the light of which the Lender considers, in its opinion, that the Borrower or the Owner is, or will at a later time become, unable to discharge its liabilities under this Agreement or the other Finance Documents to which it is a party as they fall due;

(d)	that on or before the Drawdown Date, the Lender receives the arrangement fee and all accrued commitment commission referred to in Clause 20.1; and

(e)	that, if the ratio set out in Clause 15.1 were applied immediately following the advance of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause.

9.2	Waivers of conditions precedent. If the Lender, at its discretion, permits the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Lender may specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to the Lender as follows.

10.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of Bermuda.

10.3	Share capital and ownership. The Borrower has an authorised share capital of $40,000,000 divided into 40,000,000 shares of $1 each, 16,978,857 such shares have been issued each fully paid. The whole of the authorised and issued share capital of the Owner is owned by the Borrower.

10.4	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all official consents necessary for it:

(a)	to execute the Finance Documents to which the Borrower is a party; and

(b)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

10.5	Official consents in force. All the official consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution by the Borrower of each Finance Document, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or official requirement; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9	No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11	Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 11.5; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

10.12	No litigation. No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s financial position or profitability,

10.13	Validity and completeness of MOA, Time Charter and Sub-Time Charter.

(a)	copies of the MOA, the Time Charter and the Sub-Time Charter delivered to the Lender before the date of this Agreement are true and complete copies thereof;

(b)	each of the MOA, the Time Charter and the Sub-Time Charter constitutes valid, binding and enforceable obligations of the parties thereto respectively in accordance with its terms; and

(c)	no amendments or additions to the MOA, the Time Charter and the Sub-Time Charter have been agreed nor has any party to any of the aforesaid documents waived any of its rights under those documents.

10.14	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, the Owner, the Seller or a third party in connection with the purchase by the

Borrower of the Ship, other than as disclosed to the Lender in writing on or prior to the date of this Agreement.

10.15	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.16	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower and its business.

10.17	ISM Code Compliance. All requirements of the ISM Code as they relate to the Owner, the Approved Manager, the Approved Technical Sub-Manager and the Ship have been, or will, on or prior to the date on which the Ship is delivered to the Lender, be complied with.

11	GENERAL UNDERTAKINGS

11.1	General. The Borrower undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Lender may otherwise permit.

11.2	Title; negative pledge and pari passu ranking. The Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in, the whole of the authorised share capital of the Owner, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents;

(b)	not create or permit to arise any Security Interest over any other asset, present or future other than in the normal course of its business of acquiring, financing and operating vessels; and

(c)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets (including, without limitation, any of the authorised share capital of the Owner), whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.4	No other liabilities or obligations to be incurred. The Borrower will not incur any liability or obligation except liabilities and obligations:

(a)	under the Finance Documents to which it is a party;

(b)	reasonably incurred in the normal course of its business of operating vessels;

(c)	reasonably incurred in the normal course of its business of acquiring and financing vessels.

11.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will send to the Lender:

(a)	as soon as possible, but in no event later than 6 months after the end of each financial year of the Borrower, the audited consolidated accounts of the Borrower’s Group (commencing with those for the year ended 31 December 2001) and the unaudited individual accounts of the Owner certified as to their correctness by the chief financial officer of the Owner; and

(b)	as soon as possible, but in no event later than 4 months after the end of each 6 month period in each financial year of the Borrower, the unaudited consolidated accounts of the Borrower’s Group certified as to their correctness by the chief financial officer of the Borrower.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and IGAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the Borrower’s Group or, as the case may be, the Owner, at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower’s Group or, as the case may be, the Owner.

11.8	Creditor notices. The Borrower will, following the occurrence of an Event of Default which is continuing, send the Lender, at the same time as they are despatched, copies of all communications which are despatched to the Borrower’s creditors or any class of them.

11.9	Official consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all official consents required:

(a)	for the Borrower to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document; and

(c)	for the Owner to continue to own and operate the Ship,

and the Borrower will (or will procure that the Owner will) comply with the terms of all such official consents.

11.10	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in Bermuda, Panama or Greece, pay any stamp, registration or similar tax in Bermuda, Panama or Greece in respect of any Finance Document, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation. The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, the Owner, any other Security Party, the Approved Manager, the Approved Technical Sub-Manager or the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	No amendment to MOA and Time Charter. The Borrower will ensure that the Owner shall not agree to any amendment or supplement to, either the MOA or the Time Charter or any of their respective provisions.

11.13	Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2(a); and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any other country.

11.14	Confirmation of no default. The Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by an authorised officer of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

11.15	Notification of default. The Borrower will notify the Lender as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will thereafter keep the Lender fully up-to-date with all developments.

11.16	Provision of further information. The Borrower will:

(a)	as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:

(i)	to the Borrower, the Owner, the Ship, the Insurances, the Earnings, the Time Charter or the Sub-Time Charter;

(ii)	to any other matter relevant to, or to any provision of, a Finance Document; or

which may be requested by the Lender at any time; and

(b)	provide the Lender as soon as practicable with information regarding any significant financial developments involving or affecting the Borrower or the Borrower’s Group (including, but not limited to, any proposed sales or acquisitions of vessels and the refinancing or restructuring of any credit facilities made available to any company in the Borrower’s Group).

11.17	Minimum Liquidity. The Borrower shall ensure that, together with the Owner, it shall maintain with the Lender aggregate deposits of not less than $300,000 on average during each calendar month falling within the Security Period. Any credit balances from time to time on each of the Earnings Account and the Retention Account shall count towards satisfying the test in this Clause 11.17.

11.18	Time Charter Assignment. The Borrower shall ensure that if the Owner enters into a time or bareboat charter in respect of the Ship which is of 6 or more months in duration, or is capable of exceeding 6 months in duration, the Owner shall at the request of the Lender, execute in favour of the Lender a first priority assignment of such charter in such form and on such terms as the Lender may require, and shall deliver to the Lender such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Part A of Schedule 2 hereof.

12	CORPORATE UNDERTAKINGS

12.1	General. The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Lender may otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of Bermuda.

12.3	Negative undertakings. The Borrower will not:

(a)	change the nature of its business; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital save that the Borrower will be entitled to pay dividends in respect of any financial year of the Borrower in an amount:

(i)	other than as provided in sub-paragraph (ii) below, not exceeding 50 per cent. of its Net Income for such Financial Year; or

(ii)	which, when aggregated with all dividends declared and/or paid by the Borrower after 1 January 1998, does not exceed 50 per cent. of its accumulated Net Income from 1 January 1998 up to the most recent date as at which any annual consolidated accounts of the Borrower’s Group have been delivered or were required to be delivered under this Agreement,

Provided that no such restriction shall apply in respect of dividends declared or paid by the Borrower in the form of ordinary shares or stock in the Borrower or similar instruments;

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length provided that this shall not prevent or restrict the Borrower from on-lending the Loan to the Owner; or

(d)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

13	INSURANCE

13.1	General. The Borrower also undertakes with the Lender to procure that the Owner will comply with the following provisions of this Clause 13 at all times during the Security Period except as the Lender may otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall procure that the Owner shall keep the Ship insured at the expense of the Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks; and

(c)	protection and indemnity risks; and

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for the Owner to insure and which are specified by the Lender by notice to the Owner.

13.3	Terms of obligatory insurances. The Borrower shall procure that the Owner shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) 125 per cent. of the Loan and/or (ii) the market value of the Ship (determined in accordance with Clause 15.4); and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available (and which a prudent shipowner may reasonably be expected to take out) under basic protection and indemnity club entry and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks, in respect of the Ship’s full tonnage;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Lender. In addition to the terms set out in clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)	(except in relation to risks referred to in Clause 13.2(c)), if the Lender so requires, name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made (other than in respect of premiums due in relation to the Ship) without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(e)	provide that the Lender may make proof of loss if the Owner fails to do so.

13.5	Renewal of obligatory insurances. The Borrower shall procure that the Owner shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew the insurance in accordance with the Lender’s approval pursuant to paragraph (a) above; and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. The Borrower shall procure that the Owner shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lender (or as may be customary in the market) and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)	they will not (other than in respect of premiums due in relation to the Ship) set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.

13.7	Copies of certificates of entry. The Borrower shall procure that the Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)	where required to be issued under the terms of insurance/indemnity provided by the Owner’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by the Owner in relation to the Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8	Deposit of original policies. The Borrower shall procure that the Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. The Borrower shall procure that the Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

13.10	Guarantees. The Borrower shall procure that the Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances. The Borrower shall procure that the Owner shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)	the Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	the Owner shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(c)	the Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the Owner shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. The Borrower shall procure that the Owner shall neither make nor agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims. The Borrower shall procure that the Owner shall not settle, compromise nor abandon any claim under any obligatory insurance for Total Loss or (subject as hereinafter provided) for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances Provided that the Lender shall not unreasonably withhold its consent to the settlement of a claim by the Owner in respect of a Major Casualty (not constituting a Total Loss).

13.14	Provision of copies of communications. The Borrower shall procure that the Owner shall provide the Lender (after the occurrence of an Event of Default which is continuing), at the time of each such communication, copies of all written communications (other than (unless specifically required by the Lender) communications of an entirely routine nature) between the Owner and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information. In addition, the Owner shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 below or dealing with or considering any matters relating to any such insurances;

and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses reasonably incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above Provided that so long as no Event of Default has occurred and is continuing the Borrower shall be obliged to pay such fees and expenses in respect of one such report in each calendar year.

13.16	Mortgagee’s interest and additional perils insurance. The Lender shall be entitled from time to time in its absolute discretion to effect, maintain and renew a mortgagee’s interest insurance and a mortgagee’s interest additional perils policy providing for the indemnification of the Lender against, among other things, any possible losses or other consequences of an Environmental Claim, including the risk of expropriation, arrest or any form of detention of the Ship, or the imposition of any Security Interest over the Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy in such amounts (not less than 110% of the Loan), on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Review of insurance requirements. The Lender shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting the Owner or the Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owner may be subject).

13.18	Modification of insurance requirements. The Lender shall, following consultation with the Borrower, notify the Borrower of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Lender reasonably considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower and the Owner as an amendment to this Clause 13 and shall bind the Borrower and the Owner accordingly.

13.19	Compliance with mortgagee’s instructions. The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the Owner implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18.

14	SHIP COVENANTS

14.1	General. The Borrower also undertakes with the Lender to procure that the Owner shall comply with the following provisions of this Clause 14 at all times during the Security Period except as the Lender may otherwise permit (such permission not to be unreasonably withheld in relation to Clause 14.13).

14.2	Ship’s name and registration. The Owner shall keep the Ship registered in its name as a Panamanian ship; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.

14.3	Repair and classification. The Owner shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the Ship’s present class (namely NS* (Tanker, Oils-Flashpoint below 60°C) (ESP) MNS* at Nippon Kaiji Kyokai) free of outstanding recommendations and qualifications; and

(c)	so as to comply with all laws and official requirements applicable to vessels registered at ports in Panama or to vessels trading to any jurisdiction to which the Ship may trade from time to time including, but not limited to, the ISM Code and the ISM Code Documentation.

14.4	Classification Society undertaking. The Borrower shall procure that the Owner shall instruct the classification society to do all the following at any time after the occurrence of an Event of Default which is continuing (and procure that the classification society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the classification society in relation to the Ship;

(b)	to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of the Owner and the Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Lender immediately in writing if the classification society:

(i)	receives notification from the Owner or any other person that the Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Owner’s or the Ship’s membership of the classification society;

(d)	following receipt of a written request from the Lender:

(i)	to confirm that the Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if the Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5	Modification. The Borrower shall procure that the Owner shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on her which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce her value.

14.6	Removal of parts. The Borrower shall procure that the Owner shall not remove any material part of the Ship, or any item of equipment installed on the Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on the Ship the property of the Owner and subject to the security constituted by the Mortgage Provided that the Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.7	Surveys. The Borrower shall procure that the Owner shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender provide the Lender, with copies of all survey reports.

14.8	Inspection. The Borrower shall procure that the Owner shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times (but in any event without interfering in the ordinary trading of the Ship) to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

14.9	Prevention of and release from arrest. The Borrower shall procure that the Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances;

and, forthwith upon receiving notice of the arrest of the Ship, or of her detention in exercise or purported exercise of any lien or claim, the Owner shall procure her release within 2 Business Days of receiving such notice by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. The Borrower shall procure that the Owner, the Approved Manager and the Approved Technical Sub-Manager shall:

(a)	comply, or procure compliance with, the ISM Code, all Environmental Laws and all other laws or official requirements relating to the Ship, its ownership, operation and management or to the business of the Owner;

(b)	not employ the Ship nor allow her employment in any manner contrary to any law or official requirement in any relevant jurisdiction including, but not limited to, the ISM Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit her to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless in the case of such a zone where any additional premium would be payable, prior notification to the Lender has been given and the Owner has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

14.11	Provision of information. The Borrower shall procure that the Owner shall promptly provide the Lender with any information which it requests (which request shall be reasonable prior to the occurrence of an Event of Default which is continuing) regarding:

(a)	the Ship, her employment, position and engagements;

(b)	the Earnings and payments and amounts due to the Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages;

(e)	the Owner’s compliance, the Approved Manager’s compliance, the Approved Technical Sub-Manager’s compliance and the Ship’s compliance, with the ISM Code,

and, upon the Lender’s request, provide copies of any current charter relating to the Ship, of any current charter guarantee and of the ISM Documentation.

14.12	Notification of certain events. The Borrower shall procure that the Owner shall immediately notify the Lender by telex, confirmed forthwith, by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with its terms;

(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or her Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;

(f)	any Environmental Claim made against the Owner, the Approved Manager, the Approved Technical Sub-Manager or in connection with the Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code being made against the Owner, the Approved Manager, the Approved Technical Sub-Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code not being complied with,

and the Owner shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of the Owner’s, the Approved Manager’s, the Approved Technical Sub-Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that the Owner shall not without the prior written consent of the Lender:

(a)	let the Ship on demise charter for any period;

(b)	(other than in respect of the Time Charter) enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 6 months;

(c)	charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(d)	appoint a manager of the Ship other than the Approved Manager, the Approved Technical Sub-Manager or agree to any alteration to the terms of the Approved Manager’s and the Approved Technical Sub-Manager’s appointment without the consent of the Lender, such consent not to be unreasonably withheld;

(e)	de-activate or lay up the Ship; or

(f)	put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $700,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or otherwise or other arrangements satisfactory to the Lender are made to ensure that no such lien will be exercised.

14.14	Notice of Mortgage. The Borrower shall procure that the Owner shall keep the Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Owner to the Lender.

14.15	Sharing of Earnings. The Borrower shall procure that the Owner shall not:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Owner to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

15	SECURITY COVER

15.1	Provision of additional security cover; prepayment of Loan. The Borrower undertakes with the Lender that if the Lender notifies the Borrower that:

(a)	the market value (determined as provided below) of the Ship; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15,

is below 120 per cent. of the Loan, the Borrower will, within 10 Business Days after the date on which the Lender’s notice is served, either:

(i)	provide, or ensure that a third party provides, additional security acceptable to the Lender which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and which, if it consists of or includes a Security Interest, covers such asset or assets and is documented in such terms as the Lender may approve or require; or

(ii)	prepay in accordance with Clause 8 such part (at least) of the Loan as will eliminate the shortfall.

15.2	Meaning of additional security. In Clause 15.1 “security” means a Security Interest over an asset or assets acceptable to the Lender (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under the Finance Documents.

15.3	Requirement for additional documents. The Borrower shall not be deemed to have complied with Clause 15.1 (i) above until the Lender has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 2, Part A and such legal opinions in terms acceptable to the Lender from such lawyers as it may select.

15.4	Valuation of Ship. The market value of the Ship at any date is that shown by taking a valuation prepared:

(a)	as at a date not more than 14 days previously;

(b)	by an independent sale and purchase shipbroker appointed, or approved, by the Lender;

(c)	with or without physical inspection of the Ship (as the Lender may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

15.5	Value of additional security. The net realisable value of any additional security which is provided under Clause 15.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.4.

15.6	Valuations binding. Any valuation under Clause 15.1(i), 15.4 or 15.5 shall, in the absence of manifest error, be binding and conclusive as regards the Borrower, as shall be any valuation which the Lender make of a security which does not consist of or include a Security Interest.

15.7	Provision of information. The Borrower shall promptly provide the Lender and any shipbroker or expert acting under Clause 15.4 or 15.5 with any information which the Lender or the shipbroker or expert may reasonably request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender (or the expert appointed by them) consider prudent.

15.8	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Lender the amount of the reasonable fees and expenses of any shipbroker or expert instructed by the Lender under this Clause and all legal and other expenses reasonably incurred by the Lender in connection with any matter arising out of this Clause.

15.9	Frequency of valuations. The Lender may commission valuations of the Ship at any such time as it considers appropriate and not less than once in each calendar year.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made by the Borrower to the Lender under a Finance Document shall be made to the Lender:

(a)	if in Dollars, by not later than 11.00 a.m. (New York City time) and if in an Optional Currency, by not later than 11.00 a.m. (in the principal financial centre for that Optional Currency), in each case on the due date;

(b)	if in Dollars, in same day Dollar funds settled through the New York Clearing House Interbank Payments System and if in an Optional Currency, in immediately available funds (or in each case in such other funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement denominated in Dollars or the relevant Optional Currency); and

(c)	in the case of an amount payable by the Borrower to the Lender, if in Dollars, to the account of the Lender at Bank of New York, New York (Account No. 80-33-13-86-29), if in an Optional Currency to such account of the Lender with such bank as the Lender shall have notified to the Borrower, or in each case to such other account with such other bank as the Lender may from time to time notify to the Borrower.

16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day; or

(c)	if the due date falls on the first of two successive non-Business Days, the due date shall be bought forward to the immediately preceding Business Day; or

(d)	if the due date falls on the second of two successive non-Business Days, the due date shall be extended to the next succeeding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments. All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Currency of Interest Payments. All payments of interest in respect of the Loan or any part thereof shall be made in the currency in which the Loan is outstanding at the relevant time.

16.5	Lender accounts. The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.6	Accounts prima facie evidence. If the account maintained under Clause 16.5 shows an amount to be owing by the Borrower or a Security Party to the Lender, that account shall be prima facie evidence (save in the case of manifest error) that that amount is owing to the Lender.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (or any of them) in such order of application and/or such proportions as the Lender may specify by notice to the Borrower and the Security Parties;

SECONDLY: (following the occurrence of an Event of Default or Potential Event of Default which is continuing) in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause; and

THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2	Variation of order of application. The Lender may (following the occurrence of an Event of Default or Potential Event of Default which is continuing), by notice to the Borrower and the Security Parties, provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application. The Lender may give notices under Clause 17.2 from time to time in respect of sums which may be received or recovered in the future.

17.4	Appropriation rights overridden. This Clause 17 and any notice which the Lender gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	EARNINGS

18.1	Payment of Earnings. The Borrower undertakes with the Lender to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment), all the Earnings are paid to the Earnings Account.

18.2	Monthly retentions. The Borrower undertakes with the Lender to ensure that, throughout the Security Period commencing on the date falling one month after the Drawdown Date and on the same day in each subsequent month, there is transferred to the Retention Account out of the Earnings received in the Earnings Account during the preceding calendar month:

(a)	one-sixth of the Original Dollar Amount of the repayment instalment falling due under Clause 8 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate Original Dollar Amount of interest on the Loan which is payable on the next due date for payment of interest under this Agreement.

The “relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next date for payment of interest under this Agreement).

18.3	Shortfall in Earnings. If the aggregate Earnings received in the Earnings Account are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 18.2, the Borrower shall on demand from the Lender make up the amount of the insufficiency by payment in Dollars to the Retention Account; but, without thereby prejudicing the Lender’s right to make such demand at any time, the Lender may permit the Borrower to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 18.2 from the Earnings received in the next or subsequent months.

18.4	Interest accrued on Retention Account. Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Lender likely to remain on the Retention Account.

18.5	Release of accrued interest. Interest accruing under Clause 18.4 shall be released to the Borrower on each Repayment Date unless an Event of Default or a Potential Event of Default has occurred or the then credit balance on the Retention Account is less than what would have been the balance had the full amount required by Clause 18.2 (and Clause 18.3, if applicable) been transferred in that and each previous month.

18.6	Location of accounts. The Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or re-location of the Earnings Account and the Retention Account (or either of them);

(b)	execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account and the Retention Account.

18.7	Debits for expenses etc. The Lender shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to the Lender or payment of which the Lender has become entitled to demand under Clause 20 or 21.

18.8	Borrower’s obligations unaffected. The provisions of this Clause 18 (as distinct from a distribution effected under Clause 18.4) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; save that such failure shall not constitute an Event of Default if (i) such failure is due to a bank payment transmission error and (ii) the Borrower or relevant Security Party remedies such failure within 2 Business Days of notice from the Lender; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.17, 12.2, 12.3, 13.2, 15.1 or 18.1; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b) above) unless, in the opinion of the Lender, such default is capable of remedy and such default is remedied within 10 Business Days after written notice from the Lender requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in any Finance Document) any breach (which the Lender considers, in its discretion, to be material) by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a), (b) or (c) above); or

(e)	any representation, warranty or statement (which the Lender considers, in its discretion, to be material) made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person exceeding $200,000 (or the equivalent in any other currency) in aggregate:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject of any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $250,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lender, is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any official consent necessary to enable the Owner to own, operate or charter the Ship or to enable the Borrower, the Owner or any Security Party to comply with any provision which the Lender considers material of a Finance Document, the MOA or the Time Charter is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	any party (or parties acting in concert) acquires beneficial ownership or control of the voting rights of 40 per cent. or more of the issued share capital of the Borrower or it appears to the Lender that, without its prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in the Owner or a majority of the shares in the Approved Manager, the Approved Technical Sub-Manager or in the ultimate control of the voting rights attaching to any of those shares; or

(l)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Borrower or the Owner or the Borrower’s Group; or

(ii)	any accident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person,

in the light of which the Lender considers that there is a significant risk that the Borrower or the Owner is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default which is continuing the Lender may:

(a)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are terminated; and/or

(b)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b) above, the Lender is entitled to take under any Finance Document or any applicable law.

19.3	Termination of obligations. On the service of a notice under paragraph (a) of Clause 19.2, all the obligations of the Lender to the Borrower under this Agreement shall terminate.

19.4	Acceleration of Loan. On the service of a notice under paragraph (b) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable.

19.5	Multiple notices; action without notice. The Lender may serve notices under paragraphs (a) and (b) of Clause 19.2 simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.7	Relevant Persons. In this Clause 19 “a Relevant Person” means the Borrower, the Owner, any other Security Party and any other company in the Borrower’s Group but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

19.8	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

20	FEES AND EXPENSES

20.1	Arrangement fee and commitment commission. The Borrower:

(a)	has paid to the Lender on 25 April 2002, being the date on which it accepted the Lender’s commitment letter dated 25 April 2002, an arrangement fee of $76,250; and

(b)	shall pay to the Lender quarterly in arrears (and on the earlier of the dates referred to at (i) and (ii) below) during the period from 25 April 2002 to the earlier of (i) the Drawdown Date and (ii) the date on which the Lender’s obligation to advance the Loan shall be terminated and cancelled, commitment commission at the rate of 0.3 per cent. per annum on the undrawn amount of the Loan.

20.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Lender on its demand the amount of all expenses reasonably incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variation, amendments, enforcement etc. The Borrower shall pay to the Lender, on the Lender’s demand, the amount of all expenses incurred (which, in the case of paragraph (a), (b) and (c) below shall be reasonably incurred) by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (c) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

20.5	Certification of amounts. A notice which is signed by two officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence (save in the case of manifest error) that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Lender on its demand in respect of all expenses, liabilities and losses which are incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by the Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities. The Borrower shall fully indemnify the Lender on its demand in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the Lender, in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than liability items which are shown to have been caused by the gross negligence or wilful misconduct of the Lender’s own officers or employees.

21.4	Environmental indemnity. Without prejudice to its generality, Clause 21.3 covers any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment.

21.5	Currency indemnity. If any sum due from the Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

21.6	Separate Liability. Clause 21.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.7	Certification of Amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence (save in the case of manifest error) that the amount, or aggregate amount, is due.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes. Within one month after making any tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, an official requirement,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification and effect of illegality. On the Lender notifying the Borrower under Clause 23.1, the Lender’s obligation to make the Loan shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full in accordance with Clause 8.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if the Lender notifies the Borrower that it considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law, or an official requirement or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	the effect of complying with any official requirement (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) (including, without limitation, the implementation of any regulations which shall replace those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled “International Convergence of Capital Measurement and Capital Structures”) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, is that the Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say:

(i)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(iii)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.1 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.2	Payment of increased costs. The Borrower shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost (but not for any loss of profit).

24.3	Notice of prepayment. If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 24.2, the Borrower may give the Lender not less than 3 days’ notice of its intention to prepay the Loan at the end of an Interest Period.

24.4	Prepayment. A notice under Clause 24.3 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

24.5	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances. The Lender may without prior notice but following the occurrence of an Event of Default which is continuing:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrower to the Lender under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

25.2	Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrower. The Borrower may not, without the consent of the Lender:

(a)	transfer any of its rights or obligations under any Finance Document; or

(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2	Assignment by Lender. The Lender may assign all or any of the rights and interests which it has under or by virtue of the Finance Documents with the consent of the Borrower, such consent not to be unreasonably withheld or delayed.

26.3	Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee (excluding any loss of profit) as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

26.4	Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.5	Disclosure of information. The Lender may disclose to a potential assignee or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.6	Change of lending office. The Lender may change its lending office by giving notice to the Borrower and the change shall become effective on the later of:

(a)	the date on which the Borrower receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Lender. A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Borrower and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clause 27.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a) the Borrower:	c/o the Approved Manager Macedonia House 367 Syngrou Avenue 175 64 P. Faliro Greece

Fax No: +(3010) 948 0710

(b) to the Lender:	Shipping Division 114 Kolokotroni & 15 II Merarchias Str. 185 35 Piraeus Greece

Fax No: +(3010) 422 6779 Attn: the Manager

or to such other address as the relevant party may notify the other.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language. Any notice under or in connection with a Finance Document shall be in English.

28.8	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3	Choice of forum for the exclusive benefit of the Lender. Clause 30.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4	Process agent. The Borrower irrevocably appoints HFW Nominees Limited at its office for the time being (presently Marlow House, Lloyds Avenue, London EC3) to act as its

agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5	Lender’s rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

SCHEDULE 1

DRAWDOWN NOTICE

To:	Commercial Bank of Greece

114 Kolokotroni & 15 Defteras Merarchias Street

Piraeus 185 35

Greece

Attention: Loans Administration

[•] May 2002

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated [•]2002 and made between ourselves, as Borrower, and yourselves, as Lender, in connection with a loan facility of up to US$30,500,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	Amount: US$30,500,000;

(b)	Drawdown Date: [•] May 2002;

(c)	Duration of the first Interest Period shall be [•] months;

(d)	Payment instructions : [•].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Lender.

5	We authorise you to deduct from the Loan [the amount of the arrangement fee referred to in Clause 20.1(a)] [and] [all accrued commitment commission payable in accordance with Clause 20.1(b)].

[Name of Signatory]

------------------------------

for and on behalf of

Tsakos Energy Navigation Limited

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of:

(a)	this Agreement;

(b)	the Guarantee; and

(c)	the Accounts Pledge.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower, the Owner, the Approved Manager and the Approved Technical Sub-Manager.

3	Copies of resolutions of the shareholders and directors of each of the Borrower and the Owner authorising the execution of each of the Finance Documents to which each of the Borrower and the Owner is a party and, in the case of the Borrower, authorising named officers and/or attorneys-in-fact to give the Drawdown Notice and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or the Owner.

5	Copies of all official consents which the Seller, the Borrower, the Owner or any other Security Party requires to enter into, or make any payment under, any Finance Document, the MOA, the Time Charter, the Sub-Time Charter or the Seller’s Sub-Charter Assignment.

6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account and the Retention Account.

7	A copy of the MOA and of all documents signed or issued by the Owner or the Seller (or both of them) under or in connection with it.

8	A copy of the Time Charter signed by the Owner and the Seller.

9	A copy of the Sub-Time Charter signed by the Seller and Mitsubishi Corporation.

10	A copy of the Seller’s Sub-Charter Assignment signed by the Owner and the Seller in form and on terms and conditions acceptable to the Lender.

11	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

12	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

PART B

The following are the documents referred to in Clause 9.1(b).

1	A duly executed original of the Mortgage, the General Assignment, the Reinsurances Assignment and of the Charter Assignment (and of each document to be delivered under each of them).

2	Evidence, satisfactory to the Lender, that arrangements have been made with the Seller (and the Seller’s bank) to protect the Lender’s right to repayment of the Loan between the Drawdown Date and the date of delivery of the Ship under the MOA.

3	Documentary evidence that on the delivery of the Ship to the Borrower pursuant to the MOA:

(a)	the Ship has been unconditionally delivered by the Seller to, and accepted by, the Owner under the MOA, and the full purchase price payable under the MOA (in addition to the part to be financed by the Loan) will be duly paid;

(b)	the Ship has been definitively and permanently registered in the name of the Owner under Panama flag;

(c)	the Ship is in the absolute and unencumbered ownership of the Owner save as contemplated by the Finance Documents;

(d)	the Ship maintains the class specified in Clause 14.3(b) free of all recommendations and qualifications of the relevant Classification Society;

(e)	the Mortgage has been duly registered against the Ship as a valid first preferred Panamanian ship mortgage in accordance with the laws of Panama; and

(f)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

4	Documents establishing that the Ship will, as from the Drawdown Date, be managed by each of the Approved Manager and the Approved Technical Sub-Manager on terms acceptable to the Lender together with a letter of undertaking executed by each of the Approved Manager and the Approved Technical Sub-Manager, each on terms approved by the Lender agreeing certain matters in relation to the management of the Ship and subordinating the rights of each of the Approved Manager and the Approved Technical Sub-Manager against the Ship and the Owner to the rights of the Lender under the Finance Documents.

5	Copies of the document of compliance (DOC) and safety management certificate (SMC) referred to in paragraph (a) of the definition of the ISM Code Documentation certified as true and in effect by the Borrower and the Approved Manager.

6	A satisfactory, in the opinion of the Lender, valuation (at the expense of the Borrower) of the Ship, addressed to the Lender, stated to be for the purposes of this Agreement and dated not earlier than 15 days (or such longer period as the Lender may agree) before the Drawdown Date from an independent sale and purchase shipbroker selected or approved by the Lender.

7	At the cost of the Borrower, a favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the relevant Ship as the Lender may require.

8	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of Bermuda, Liberia, Panama and such other relevant jurisdictions as the Lender may require.

Each of the documents specified in paragraphs 2, 3, 5, 7, 8, 9 and 10 of Part A and paragraph 5 of Part B above and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

EXECUTION PAGE

SIGNED by	)
for and on behalf of	)	/s/ Thomas Zafiras
TSAKOS ENERGY NAVIGATION LIMITED	)
in the presence of:	)

SIGNED by	)
for and on behalf of	)	/s/ S. Kriebardis
COMMERCIAL BANK OF GREECE S.A.	)
in the presence of:	)